EXHIBIT 10.9

Agreement Amendment #1

Effective September 16, 2016, this is Amendment # I to the Sponsored Research Contract, fully executed on 3/17/2015, originally signed between the E G Crop Science, Inc. (previously known as Evolutionary Genomics, Inc.), with its principal offices at 1801 Sunset Place, Unit C, Longmont CO 80501 and The Curators of the University of Missouri-Columbia with its principal offices at  115 Business Loop 70W, Room 501, Office of Sponsored Programs Administration, Columbia, Missouri 65211-0001.

The purpose of this Amendment is to revise the sponsored research project entitled "Phenotyping of transgenic soybean samples for response to soybean cyst nematode."

1. This amendment changes the name of Evolutionary Genomics, Inc. to E G Crop Science, Inc.

2. This amendment incorporates the following changes to specific A RTICLES of the original agreement:

ARTICLE 02.  PERIOD OF PERFORMANCE: The period of performance is changed to November 1, 2014 through October 31, 2019.

ARTICLE 03.  PROJECT COSTS/AWARD:  Delete in Its entirety and replace with the following: This is a fixed unit price contract. It ls agreed that the expected total project costs to the Sponsor for this Contract will be $135,000.  The fixed unit price is $20 per plant (including direct and indirect costs). The total amount may increase as the total number of experimental plants analyzed increases.

ARTICLE 04.  IN VOICE SUBMISSION AND PAYMENTS:  Actual payments in the amount of $67,500 have been received as of this amendment (check #1338, received on or around 2/4/16). The University will Invoice on an as needed basis after the pre-payment is exhausted.

The following language is removed completely:  "Within ninety (90) days of the end of the Contract period, the University will provide Sponsor with a final statement of expenditures. Any balance of funds unexpended, if applicable, at the conclusion of the Contract period must be returned to Sponsor."

ARTICLE 14. NOTICES: for the University, add the following contact Information: Send seed and paper seed inventory list to:

Dr. Tri Vuong

Senior Research Scientist

University of Missouri

1-31 Agriculture Building

Columbia, MO 65211-7140

Office phone:   573-884-4848

Cell phone:   573-529-3095

Email electronic seed inventory list to:   vuongt@missouri.edu

3. This amendment deletes the Budget section only outlined in Attachment A, SCOPE OF WORK/BUDGET and replaces it with the following:

Revised Budget:

Cost ls $20.00 per plant including University Overhead.  The budget of $135,000 allows for 6,750 soybean plants (T1, T2 or T3 generation transgenic plants as specified by the Sponsor) to be tested for response to specific SCN races. This includes all experimental material plants and control plants that are also run as part of each experiment. The University and Sponsor may increase the number of plants and the amount of budget upon mutual consent.

All other terms and conditions of the original Agreement remain in effect.

In Witness Whereof, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

MU Project No. 00049300